EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

               AMPAL-AMERICAN ISRAEL CORPORATION AND SUBSIDIARIES

    SCHEDULE SETTING FORTH COMPUTATION OF EARNINGS PER SHARE OF CLASS A STOCK
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        Year Ended December 31,
                                                  2001            2000           1999
                                                --------        --------       --------

Weighted average number of shares
  outstanding: 4% Preferred                          149                        158 167
               6-1/2% Preferred                      615             654            844
               Class A                            19,184          18,916         20,966
                                                ========        ========       ========
BASIC EPS

  (Loss) income from continuing operations .    $ (7,201)(1)    $    579(1)    $ 29,903(1)
  Loss from discontinued operations                   --              --         (2,156)
                                                --------        --------       --------
    Net income                                  $ (7,201)(1)    $    579       $ 27,747
                                                ========        ========       ========
Earnings per Class A share:
  (Loss) earnings from continuing operations    $  (0.38)       $   0.03       $   1.42
  Loss from discontinued operations                   --              --          (0.10)
                                                --------        --------       --------
Earnings per Class A share                      $  (0.38)       $   0.03       $   1.32
                                                ========        ========       ========

Shares used in calculation                      $ 19,184        $ 18,916       $ 20,966

DILUTED EPS (2)
  (Loss) income from continuing operations .      (7,201)            579         30,187
  Loss from discontinued operations                   --              --         (2,156)
                                                --------        --------       --------
  Net income                                    $ (7,201)       $    579       $ 28,031
                                                ========        ========       ========

Earnings per Class A share:
  (Loss) earnings from continuing operations    $  (0.38)       $   0.03       $   1.24
  Loss from discontinued operations                   --              --          (0.09)
                                                --------        --------       --------
Earnings per Class A share                      $  (0.38)       $   0.03       $   1.15
                                                ========        ========       ========
Shares used in calculation
  Basic                                         $ 19,184        $ 18,916       $ 20,966
  Conversion of Preferred Stocks                      --              --          3,365
  Stock options                                                      141             --
                                                --------        --------       --------
T o t a l                                       $ 19,184        $ 19,057       $ 24,331
                                                ========        ========       ========


(1) After deduction of preferred stock dividends of $227, $234 and $284, respectively.
(2) In 2001 and 2000, the conversion of the 4% and 6-1/2% Preferred Stocks was excluded from the diluted EPS calculation due to the antidilutive effect.


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